July 26, 2012

The undersigned, hereby resigns as a Director and any officer position with Silver Hill Mines, Inc. with immediate effect as of July 25. 2012, and hereby appoint Matthew Maza, the majority owner, to take the positions I vacate.

I continue to reiterate the statements made as filed on March 31, 2012.

Lisa Logan